Exhibit 99.2

Cray/Media:	Investors:
Steve Conway	John Snyder
651/592-7441	206/262-0291
sttico@aol.com	john@snyderir.com
CRAY APPOINTS PETER J. UNGARO AS CHIEF EXECUTIVE OFFICER
Stephen C. Kiely Named Non-Executive Chairman
James E. Rottsolk Retires from CEO and Chairman Positions
SEATTLE, WA — August 8, 2005 — Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced that Peter J. Ungaro, Cray’s current President, has been appointed Chief Executive Officer of the company and elected to the Board of Directors. James E. Rottsolk is retiring as Chief Executive Officer and as Chairman of the Board. Stephen C. Kiely, a Cray director since 1999 and current Lead Director, was named non-executive Chairman. These changes are effective immediately. Rottsolk will remain on the Board and will continue as an employee, serving in an advisory role through 2005.
“Jim Rottsolk’s vision and leadership were key to returning Cray to the forefront of supercomputing. As co-founder and Chief Executive Officer for almost all of Cray Inc.’s existence, Jim built a company committed to meeting the most demanding high performance computing needs through technology leadership and customer focus. We thank him for guiding the company through the significant challenges of this period, and we look forward to continuing his strategy of focusing on the unique needs of our high performance computing (HPC) customers,” said Kiely on behalf of the Board.
“Supercomputing is my passion and I have been privileged to work with many wonderful employees and customers in this business. Pete and I have been working toward this transition for a while now, and this is the right time for me to retire and leave room for new leadership at Cray,” said Rottsolk. “I am proud of the company we have built and our role in the reemergence of supercomputing in the United States and around the world. Over the last year we have strengthened both our Board and our management team and I am confident that I am leaving the company in good hands. Pete’s passion and dedication to the HPC marketplace, our customers and our company make him the right person to address today’s challenges and take Cray to the next level.”
Rottsolk and the Board initiated this transition in March 2005 when the Board appointed Ungaro as President. Ungaro has been leading Cray’s operations since then and will continue as Cray’s President while taking on the additional responsibilities of CEO.
“For me it is a great honor to have the opportunity to lead a company that has played, and continues to play, such an important role not only in the HPC industry but also in the advancement of science and engineering around the globe,” said Ungaro. “Over the last year we have made significant additions to our management team and sharpened our focus, which have been important steps for returning the company to leadership in the marketplace. I thank Jim for his leadership at the helm and his confidence in me to succeed him.”
Ungaro joined Cray in August 2003 as Cray’s Vice President of sales and marketing. In this role, he was responsible for creating and executing the company’s worldwide sales and marketing strategy, enhancing the capabilities of Cray’s global sales force and, later, also leading service and support for all of Cray’s customers. Prior to joining Cray, Ungaro was Vice President of worldwide deep computing sales for IBM.
The Board also decided to take another “best practices” step in corporate governance by separating the roles of CEO and Chairman with the appointment of Kiely, an independent director, to the position of non-executive Chairman. Previously the Board had established the position of Lead Director to strengthen the influence of the independent directors in the company’s corporate governance.
Kiely joined Cray’s Board in 1999 and has been serving as Lead Director and chair of the corporate governance committee. He is also Chairman of Stratus Technologies Inc., headquartered in Maynard, Massachusetts. Kiely has served in his present position at Stratus Technologies since 1999, when Stratus Technologies was purchased from Ascend Communications. He served as Chief Executive Officer of Stratus Technologies from 1999 until June 2003.
Conference Call Information
Cray will hold a conference call to communicate second quarter 2005 financial results and answer questions on those results and these appointments on August 8, 2005 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).
To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-218-0713. International callers should dial 303-262-2191. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com or to www.streetevents.com. If you are unable to attend the live conference call, an audio webcast replay will be available in the investors section of the Cray website for 365 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11035710#. International callers can listen to the replay by dialing 303-590-3000, access code 11035710#. The conference call replay will be available for 48 hours, beginning at 5:00 p.m. Pacific Time on August 8, 2005.

About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.
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